Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Full-Year 2020 Financial Results

Q4 2020 Net Asset Value “NAV” per Share Increased 9.7% to $11.26 from Q3 2020

Q4 2020 Net Investment Income Provides 116% Coverage of Base Distribution Payout

Record FY 2020 Total Investment Income Increased 7.2% Year-over-Year

Record FY 2020 Net Investment Income Increased 9.7% Year-over-Year

Record Undistributed Earnings Spillover of $107.7 Million, or $0.94(1) per Ending Shares Outstanding

Record Available Liquidity of $673.3 Million

Q4 2020 Financial Achievements and Highlights

●	Net Investment Income “NII” of $42.2 million, or $0.37 per share, an increase of 5.1% year-over-year
●	Provides 116% coverage of base distribution payout
●	Total Investment Income of $75.3 million, an increase of 6.7% year-over-year
●	Q4 new debt and equity commitments of $150.8 million
●	Q4 total gross fundings of $129.8 million
●	Unscheduled early principal repayments or “early loan repayments” of $282.3 million
●	$673.3 million of available liquidity, subject to existing terms and covenants
●	13.8% Return on Average Equity “ROAE” (NII/Average Equity)
●	6.6% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 100.6% and regulatory leverage of 93.0%(2)
●	Net Asset Value “NAV” increased to $11.26 from $10.26, up 9.7% from Q3 2020
●	13.3% GAAP Effective Yield and 11.8% Core Yield(3), a non-GAAP measure

Full-year ending December 31, 2020 Financial Achievements and Highlights

●	Record Total Investment Income of $287.3 million, an increase of 7.2%, compared to $267.9 million for the 12 months ending December 31, 2019
●	Record NII of $157.1 million, or $1.39 per share, an increase of 9.7%, compared to $143.3 million for the 12 months ending December 31, 2019
●	New equity and debt commitments of $1.19 billion for the 12 months ending December 31, 2020
●	Total fundings of $761.2 million for the twelve months ending December 31, 2020
●	Record unscheduled early loan repayments of $709.0 million for the 12 months ending December 31, 2020

Footnotes:

(1)	$0.95 per Weighted Average Shares Outstanding
(2)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debenture
(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., February 23, 2021 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2020.

“Despite the unique challenges of 2020, Hercules was able to reach several new financial and operating milestones,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Notably, we closed over $1.0 billion in new debt and equity commitments for the third consecutive year, delivered record total investment income and net investment income, each growing 7.2% and 9.7%, respectively, and maintained the strong credit quality of our debt investment portfolio. In addition, during Q4 our portfolio generated net investment income in excess of our base shareholder distribution and this allowed us to declare a $0.05 supplemental distribution to our shareholders.”

Bluestein added, “Our Technology and Life Sciences segments continue to be well positioned throughout the COVID-19 pandemic. Access to liquidity for our portfolio companies continues to be strong as evidenced by record-breaking venture capital fundraising and investments in 2020.”

Bluestein concluded, “As Hercules enters 2021, we do so from a position of strength with record liquidity, conservative leverage and strong originations momentum. We made significant investments throughout 2020 in our team, infrastructure and systems. We added talent to all levels of the organization and made a series of investments in our technology and systems that we believe will best position us for future growth.”

Q4 2020 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $150.8 million and gross fundings totaling $129.8 million.

During the fourth quarter, Hercules realized early loan repayments of $282.3 million, which along with normal scheduled amortization of $18.3 million, resulted in total debt repayments of $300.5 million.

The new debt investment origination and funding activities lead to a net debt investment portfolio decrease of ($184.2) million during the fourth quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2020 to Q3 2020

		Equity & Inv.
(in millions)	Debt	Funds	Warrants	Total Portfolio
Balances at Cost at 9/30/20	$2,283.7	$193.3	$28.8	$2,505.8
New fundings(a)	122.2	7.4	0.2	129.8
Warrants not related to Q4 2020 fundings	—	—	0.1	0.1
Early payoffs(b)	(282.3)	—	—	(282.3)
Principal payments received on investments	(18.3)	—	—	(18.3)
Net changes attributed to conversions, liquidations, and fees	(5.8)	(10.5)	(3.4)	(19.7)
Net activity during Q4 2020	(184.2)	(3.1)	(3.1)	(190.4)
Balances at Cost at 12/31/20	$2,099.5	$190.2	$25.7	$2,315.4

Balances at Value at 9/30/20	$2,264.5	$133.8	$22.5	$2,420.8
Net activity during Q4 2020	(184.2)	(3.1)	(3.1)	(190.4)
Net change in unrealized appreciation (depreciation)	14.2	94.3	15.2	123.7
Total net activity during Q4 2020	(170.0)	91.2	12.1	(66.7)
Balances at Value at 12/31/20	$2,094.5	$225.0	$34.6	$2,354.1

(a)New fundings amount includes $604K fundings associated with revolver loans during Q4 2020.

(b)Early payoffs include $3.64 million of paydowns on revolvers during Q4 2020.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

Ending Balance at Cost	$2,099.5	$2,283.7	$2,278.9	$2,242.9	$2,170.1

Weighted Average Balance	$2,246.0	$2,217.0	$2,248.0	$2,178.0	$2,164.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

First Lien Senior Secured	84.2%	85.5%	83.5%	83.0%	84.0%

Floating Rate w/Floors	96.9%	97.9%	97.9%	97.8%	97.4%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 13.3% during Q4 2020, as compared to 12.6% for Q3 2020. The Company realized $282.3 million of early loan repayments in Q4 2020 compared to $190.8 million in Q3 2020, or an increase of 48.0%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.8% during Q4 2020, within the Company’s expected range of 11.0% to 12.0%, and increased compared to 11.3% in Q3 2020. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $75.3 million for Q4 2020, compared to $70.6 million in Q4 2019, an increase of 6.7% year-over-year. The increase is primarily attributable to a higher weighted average debt investment balance and fee income from higher early loan repayments between periods.

Non-interest and fee expenses were $16.0 million in Q4 2020 versus $14.5 million for Q4 2019. The increase was due to higher general and administrative expenses, tax expenses and higher employee compensation expenses.

Interest expense and fees were $17.2 million in Q4 2020, compared to $16.0 million in Q4 2019. The increase was due to higher weighted-average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.2% in Q4 2020, as compared to 5.0% for Q4 2019.

NII – Net Investment Income

NII for Q4 2020 was $42.2 million, or $0.37 per share, based on 113.9 million basic weighted average shares outstanding, compared to $40.1 million, or $0.38 per share, based on 105.6 million basic weighted average shares outstanding in Q4 2019. The increase is attributable to a higher average debt investment balance and fee income from higher early loan repayments offset by an increase in total operating expenses and lower core yields between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2020, (including net loan, warrant and equity activity) on investments, totaled ($79.7) million, on a GAAP basis, spanning over 16 years of investment activities.

When compared to total new debt investment commitments during the same period of over $11.1 billion, the total realized gain/(loss) since inception of ($79.7) million represents approximately 72 basis points “bps,” or 0.72%, of cumulative debt commitments, or an effective annualized loss rate of 4.5 bps, or 0.04%.

Realized Gains/(Losses)

During Q4 2020, Hercules had net realized losses of ($14.7) million primarily from gross realized losses on the write-off or termination of equity, warrant and loan investments of ($22.4) million. These gross realized losses were offset by gross realized gains of $7.7 million due to the sale of the Company’s equity investments.

Unrealized Appreciation/(Depreciation)

During Q4 2020, Hercules recorded $123.7 million of net unrealized appreciation, all of which was net unrealized appreciation from our debt, equity and warrant investments.

Portfolio Asset Quality

As of December 31, 2020, the weighted average grade of the debt investment portfolio, at fair value, improved to 2.16, compared to 2.22 as of September 30, 2020, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of December 31, 2020, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2020 - Q4 2019 ($ in millions)
	Q4	2020	Q3	2020	Q2	2020	Q1	2020	Q4	2019
Grade 1 - High	$411.0	19.6%	$406.5	17.9%	$443.6	20.1%	$390.4	17.7%	$387.3	18.0%
Grade 2	$1,027.9	49.1%	$1,053.1	46.5%	$877.9	39.6%	$818.1	37.3%	$1,180.5	55.0%
Grade 3	$621.3	29.7%	$772.3	34.1%	$849.7	38.3%	$917.2	41.8%	$509.9	23.7%
Grade 4	$25.3	1.2%	$26.7	1.2%	$25.0	1.1%	$54.3	2.5%	$69.0	3.2%
Grade 5 - Low	$8.9	0.4%	$5.9	0.3%	$20.1	0.9%	$15.5	0.7%	$1.8	0.1%

Weighted Avg.	2.16		2.22		2.30		2.34		2.15

Non-Accruals

Non-accruals increased as a percentage of the overall investment portfolio in the fourth quarter of 2020. As of December 31, 2020, the Company had seven (7) debt investments on non-accrual with an investment cost and fair value of approximately $31.0 million and $11.9 million, respectively, or 1.3% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to September 30, 2020, the Company had five (5) debt investments on non-accrual with an investment cost and fair value of approximately $23.5 million and $6.2 million, respectively, or 0.9% and 0.3% as a percentage of the total investment portfolio at cost and value, respectively.

	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019

Total Investments at Cost	$2,315.4	$2,505.8	$2,501.4	$2,466.3	$2,402.0

Loans on non-accrual as a % of Total
Investments at Value	0.5%	0.3%	0.5%	0.0%	0.0%

Loans on non-accrual as a % of Total	1.3%	0.9%	2.4%	0.8%	0.4%
Investments at Cost

Liquidity and Capital Resources

In November 2020, the Company announced a private offering totaling $100.0 million in aggregate principal amount of $50.0 million 4.50% Notes due March 2026 (the “March 2026 A Notes”) and $50.0 million 4.55% Notes due March 2026 (the “March 2026 B Notes”). The issuance of $50.0 million of the March 2026 A Notes occurred on November 4, 2020 and the issuance of $50.0 million of the March 2026 B Notes is expected to occur in March 2021.

The Company ended Q4 2020 with $673.3 million in available liquidity, including $198.3 million in unrestricted cash and cash equivalents, and $475.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During the three months ending December 31, 2020, the Company sold 306,000 shares of common stock under the equity ATM program, for total accumulated net proceeds of approximately $3.6 million, including $190,000 of offering expenses. During the twelve months ending December 31, 2020, the Company sold approximately 6.3 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $77.2 million, including $1.0 of offering expenses, all accretive to net asset value. As of February 22, 2021, approximately 16.2 million shares remain available for issuance and sale under the Equity Distribution Agreement.

On October 27, 2020, HC IV was licensed to operate as a Small Business Investment Company (SBIC) under the SBA. This additional license has a 10-year term. The Company will gain access to $175 million of capital through the SBA debenture program, in addition to its regulatory capital contribution of $87.5 million to HC IV which will be used for investment purposes, subject to the issuance of a capital commitment by the SBA and customary procedures.

Bank Facilities

As of December 31, 2020, there were no outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance.

Leverage

As of December 31, 2020, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 100.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 93.0% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $198.3 million), was 77.6%. Hercules’ net leverage ratio, including its SBA debentures, was 85.3%.

Available Unfunded Commitments – Representing 6.9% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the Company’s credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2020, the Company had $179.8 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 6.9% of Hercules’ total assets. This decreased from the previous quarter of $242.5 million of available unfunded commitments or 9.7% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $150.8 million in new debt and equity commitments in Q4 2020, Hercules has pending commitments of $248.0 million in signed non-binding term sheets outstanding as of February 18, 2021. Since the close of Q4 2020 and as of February 18, 2021, Hercules has closed new debt and equity commitments of $294.4 million and funded $196.3 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of December 31, 2020, the Company’s net assets were $1.29 billion, compared to $1.17 billion at the end of Q3 2020. NAV per share increased 9.7% to $11.26 on 114.7 million outstanding shares of common stock as of December 31, 2020, compared to $10.26 on 114.3 million outstanding shares of common stock as of December 31, 2020. The increase in NAV per share was primarily attributed to the net change in unrealized appreciation and earnings exceeding the distribution paid in Q4 of $0.05 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 96.9% of its debt investment portfolio being priced at floating interest rates as of December 31, 2020, with a Prime or LIBOR-based interest rate floor, combined with 100% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2020, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(9)	$(83)	$74	$-
(50)	$(9)	$(55)	$46	$-
(25)	$(9)	$(28)	$19	$-
25	$2,259	$28	$2,231	$0.02
50	$4,517	$55	$4,462	$0.04
75	$6,589	$83	$6,506	$0.06
100	$8,907	$110	$8,797	$0.08
200	$20,110	$221	$19,889	$0.17

(1) Source: Hercules Capital Form 10-K for Q4 2020

(2) EPS calculated on basic weighted shares outstanding of 113,898.  Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 59 portfolio companies with a fair value of $224.7 million and a cost basis of $189.9 million as of December 31, 2020. On a fair value basis, 61.6% or $138.3 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 100 portfolio companies with a fair value of $34.6 million and a cost basis of $25.7 million as of December 31, 2020. On a fair value basis, 38.0% or $13.1 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q4 2020 and YTD 2021

IPO Activity

As of February 18, 2021, Hercules held debt, warrant or equity positions in two (2) portfolio companies that had completed their IPOs and five (5) companies that have entered into definitive agreements to go public via a special purpose acquisition company “SPAC,” including:

●

In December 2020, Hercules portfolio company DoorDash, Inc. (NYSE: DASH), a technology company that connects customers with local and national businesses in more than 4,000 cities and all 50 states across the United States, Canada, and Australia, completed its initial public offering of 33.0 million shares of common stock at an initial public offering price of $102.00 per share on the New York Stock Exchange. Hercules currently holds 525,000 shares of common stock as of December 31, 2020.

●

In December 2020, Hercules portfolio company 908 Devices Inc. (NASDAQ: MASS), a pioneer of purpose-built handheld and desktop mass spectrometer devices for chemical and biomolecular analysis, completed its initial public offering at an initial public offering price of $20.00 per share on the Nasdaq Global Market. Hercules initially committed $15.0 million in venture debt financing beginning in February 2017 and currently holds warrants for 49,078 shares of common stock as of December 31, 2020.

●

In January 2021, Hercules portfolio company Achronix Semiconductor Corp., a semiconductor developer of FPGA and eFPGA devices, announced it has entered into a definitive agreement for a reverse merger initial public offering with ACE Convergence Acquisition Corp. (NASDAQ: ACEV), a special purpose acquisition company. Upon completion of the merger, Achronix will be listed on the Nasdaq Global Market under the ticker symbol “ACHX.” Hercules initially committed $38.0 million in venture debt financing beginning in June 2011 and currently holds warrants for 360,000 shares of Preferred Series C stock and 750,000 shares of Preferred Series D-2 stock as of December 31, 2020.

●

In February 2021, Hercules portfolio company Wheels Up Partners LLC, a provider of subscription club memberships for private-jet flyers, announced it has entered into a definitive agreement for a reverse merger initial public offering with Aspirational Consumer Lifestyle Corp. (NYSE: ASPL), a special purpose acquisition company. Upon completion of the merger, the Wheels Up will be listed on the New York Stock Exchange under the ticker symbol “UP.” Hercules initially committed $23.0 million in venture debt financing beginning in December 2017.

●

In January 2021, Hercules portfolio company Proterra, a leading commercial electric vehicle technology and manufacturing company, announced it has entered into a definitive agreement for a reverse merger initial public offering with ArcLight Clean Transition Corp. (NASDAQ: ACTC), a special purpose acquisition company. Upon completion of the merger, the Proterra will be listed on the Nasdaq Global Market under the ticker symbol “PTRA.” Hercules initially committed $30.0 million in venture debt financing beginning in May 2015 and currently holds warrants for 36,360 shares of common stock, warrants for 477,517 shares of Preferred Series 4 stock and 99,280 shares of Preferred Series 5 stock as of December 31, 2020.

●

In February 2021, Nerdy, the parent company of Hercules portfolio company Varsity Tutors, a technology developer of an online tutoring platform, announced it has entered into a definitive agreement for a reverse merger initial public offering with TPG Pace Tech Opportunities (NYSE: PACE), a special purpose acquisition company. Upon completion of the merger, Nerdy will be listed on the New York Stock Exchange under the ticker symbol “NRDY.” Hercules initially committed $50.0 million in venture debt financing beginning in August 2019.

●

In February 2021, Hercules portfolio company 23andMe Inc., a provider of consumer DNA-testing products, announced it has entered into a definitive agreement for a reverse merger initial public offering with VG Acquisition Corp. (NYSE: VGAC.U), a special purpose acquisition company. Upon completion of the merger, 23andMe will be listed on the New York Stock Exchange under the ticker symbol “ME.” Hercules currently holds 360,000 shares of common stock as of December 31, 2020.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In September 2020, Hercules’ portfolio company Insurance Technologies, LLC, a provider of sales and regulatory automation solutions for the insurance and financial services industries, announced that they entered into a definitive agreement with Thomas H. Lee Partners, a premier private equity firm investing in growth companies, under which Thomas H. Lee will acquire a majority stake in Insurance Technologies. Hercules initially committed $17.5 million in venture debt financing in March 2018.

●

In November 2020, Hercules’ portfolio company Postmates Inc., a leader in on-demand food delivery, announced that it has reached a definitive agreement to be acquired by Uber Technologies, Inc. (NYSE: UBER), a ride-hailing company offering services that include peer-to-peer ridesharing, ride service hailing, and food delivery, for approximately $2.65 billion in an all-stock transaction. The acquisition was completed in December 2020. Hercules initially committed $20.0 million in venture debt financing in July 2018 and currently holds 32,991 shares of Uber common stock as of December 31, 2020.

●

In November 2020, Hercules’ portfolio company Urovant Sciences (NASDAQ: UROV), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions, announced that they have entered into a definitive merger agreement with Sumitovant Biopharma, a global biopharmaceutical company developing investigational medicines across a range of disease areas targeting high unmet need, for Sumitovant to acquire the outstanding shares of Urovant common stock not already owned by Sumitovant. Hercules initially committed $45.0 million in venture debt financing in February 2019 and currently holds warrants for 99,777 shares of common stock, as of December 31, 2020.

●

In December 2020, Hercules’ portfolio company Actifio Inc., a data management company that helps companies with data continuity to be better prepared in the event of a security breach or other need for disaster recovery, announced it reached an agreement to be acquired by Google. Terms of the acquisition were not disclosed. Hercules initially committed $40.0 million in venture debt financing beginning in July 2015.

●

In December 2020, Hercules portfolio company Neos Therapeutics, Inc. (NASDAQ: NEOS), a commercial stage pharmaceutical company developing and manufacturing central nervous system-focused products, announced that they entered into a definitive merger agreement with Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. Neos will merge with a wholly owned subsidiary of Aytu in an all-stock transaction. Hercules initially committed $26.5 million in venture debt financing beginning in March 2014 and currently holds 125,000 shares of common stock, as of December 31, 2020.

●

In January 2021, Hercules portfolio company Wattpad, the developer of a global multi-platform entertainment company for original stories and leading social storytelling platform, announced its unanimous approval of a definitive agreement to be acquired by Naver, South Korea’s internet conglomerate and home of WEBTOON™, a leading global digital comics platform. Naver is expected to acquire Wattpad in a cash and stock transaction valued at more than an estimated USD $600.0 million, subject to customary adjustments and other terms. Hercules initially committed $10.0 million in venture debt financing beginning in February 2016.

Subsequent Events

1.	As of February 18, 2021, Hercules has:

a.	Funded $196.3 million to new and existing commitments since the close of the fourth quarter 2020.

b.	Pending commitments (signed non-binding term sheets) of $248.0 million.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2021 Closed Commitments (as of February 18, 2021)(a)	$294.4
Q1 2021 Pending Commitments (as of February 18, 2021)(b)	$248.0
Year-to-Date 2021 Closed and Pending Commitments	$542.4

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2020 financial results conference call for February 23, 2021 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 1585214 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 1585214.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $11.1 billion to over 520 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Category: Earnings

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	December 31, 2020	December 31, 2019
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,175,651 and $2,248,524, respectively)	$2,288,338	$2,232,972
Control investments (cost of $65,257 and $65,333, respectively)	57,400	59,746
Affiliate investments (cost of $74,450 and $88,175, respectively)	8,340	21,808
Total investments in securities, at value (cost of $2,315,358 and $2,402,032, respectively)	2,354,078	2,314,526
Cash and cash equivalents	198,282	64,393
Restricted cash	39,340	50,603
Interest receivable	19,077	20,207
Right of use asset	9,278	11,659
Other assets	3,942	580
Total assets	$2,623,997	$2,461,968

Liabilities
Accounts payable and accrued liabilities	$36,343	$30,306
Operating lease liability	9,312	11,538
SBA Debentures, net (principal of $99,000 and $149,000, respectively)(1)	98,716	148,165
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	149,039	148,514
July 2024 Notes, net (principal of $105,000 and $105,000, respectively)(1)	103,942	103,685
February 2025 Notes, net (principal of $50,000 and $0, respectively)(1)	49,522	—
April 2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	73,351	72,970
June 2025 Notes, net (principal of $70,000 and $0, respectively)(1)	69,272	—
March 2026 A Notes, net (principal of $50,000 and $0, respectively)(1)	49,550	—
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,610	38,501
2027 Asset-Backed Notes, net (principal of $180,988 and $200,000 respectively)(1)	178,812	197,312
2028 Asset-Backed Notes, net (principal of $250,000 and $250,000, respectively)(1)	247,647	247,395
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	228,177	226,614
Credit Facilities	—	103,919
Total liabilities	$1,332,293	$1,328,919

Net assets consist of:
Common stock, par value	115	108
Capital in excess of par value	1,158,198	1,145,106
Total distributable earnings (loss)	133,391	(12,165)
Total net assets	$1,291,704	$1,133,049
Total liabilities and net assets	$2,623,997	$2,461,968

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	114,726	107,364
Net asset value per share	$11.26	$10.55

(1) The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, April 2025 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, July 2024 Notes, and March 2026 A Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Investment income:
Interest and dividend income
Non-control/Non-affiliate investments	$67,581	$64,925	$259,989	$241,491
Control investments	740	894	2,857	4,014
Affiliate investments	(76)	267	533	2,008
Total interest income	68,245	66,086	263,379	247,513
Fee income
Non-control/Non-affiliate investments	7,081	4,486	23,858	20,157
Control investments	6	5	21	18
Affiliate investments	—	—	—	186
Total fee income	7,087	4,491	23,879	20,361
Total investment income	75,332	70,577	287,258	267,874
Operating expenses:
Interest	15,190	14,669	59,605	54,596
Loan fees	2,001	1,285	7,269	7,078
General and administrative	4,725	4,573	18,910	19,183
Tax expenses	1,257	519	4,285	2,226
Employee compensation
Compensation and benefits	6,421	7,621	28,996	30,993
Stock-based compensation	3,576	1,811	11,053	10,526
Total employee compensation	9,997	9,432	40,049	41,519
Total operating expenses	33,170	30,478	130,118	124,602
Other income(loss)	—	—	—	—
Net investment income	42,162	40,099	157,140	143,272
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(563)	2,890	(41,956)	16,523
Control investments	—	—	—	—
Affiliate investments	(14,149)	—	(14,149)	—
Total net realized gain (loss) on investments	(14,712)	2,890	(56,105)	16,523
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	108,756	(458)	128,238	15,074
Control investments	2,292	1,174	(2,271)	1,595
Affiliate investments	12,674	906	259	(2,866)
Total net unrealized appreciation (depreciation) on investments	123,722	1,622	126,226	13,803
Total net realized and unrealized gain(loss)	109,010	4,512	70,121	30,326
Net increase(decrease) in net assets resulting from operations	$151,172	$44,611	$227,261	$173,598
Net investment income before investment gains and losses per common share:
Basic	$0.37	$0.38	$1.39	$1.41
Change in net assets resulting from operations per common share:
Basic	$1.32	$0.42	$2.02	$1.71
Diluted	$1.31	$0.42	$2.01	$1.71
Weighted average shares outstanding:
Basic	113,898	105,634	111,985	101,132
Diluted	114,263	106,072	112,267	101,569
Distributions paid per common share:
Basic	$0.34	$0.35	$1.38	$1.33